EXHIBIT 99.1

PHI Group, Inc. Announces Stock Repurchase Program

By GlobeNewswire, March 25, 2019, 09:00:00 AM EDT

New York, March 25, 2019 (GLOBE NEWSWIRE) — PHI Group, Inc. (www.phiglobal.com) (OTCMarkets: PHIL), a U.S. diversified holding company focused on mergers and acquisitions and investments in select industries and special situations, today announced that the Company has approved a program to buy back its common stock from the open market from time to time in accordance with the following terms:

1.	Purpose of Repurchase: To enhance future shareholder returns.
2.	Details of Repurchase:
	a.	Class of shares to be repurchased: Common Stock of PHI Group, Inc.
	b.	Total number of repurchasable shares: 5.3 billion shares, or more as may be needed.
	c.	Total repurchase amount: To be determined by prevalent market prices at times of transaction.
	d.	Method of repurchase: Open market purchase.
	e.	Repurchase period: April 15, 2019 to March 13, 2020.
3.	Remarks:
	a.	PHI Group, Inc. will fund the proposed share repurchase program with the proceeds from the disposal of a portion of certain non-core assets and from future earnings of the Company.
	b.	The share repurchase program will be in full compliance with state and federal laws and certain covenants with the Company’s note-holders.

Henry Fahman, Chairman and CEO of PHI Group, said: “The Company has been primarily focused on developing very special initiatives and programs, such as the Luxembourg bank funds and the Asia Diamond Exchange in the Free Trade Zone of the Chu Lai Open Economic Zone, Quang Nam Province, Vietnam, that are expected to yield very significant long-term value for our shareholders. We believe it is in the best interest of the company and our shareholders that we repurchase as many shares of our common stock as possible from the open market as outlined in the above-mentioned buy-back program.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. In addition, the Company’s wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com) provides M&A consulting services and assists companies to go public and access international capital markets. We have also been working diligently to launch PHILUX Global Funds with several subfund compartments for investment in renewable energy, agriculture, real estate and a diamond exchange center in Vietnam together with reputable international advisers and partners.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

PHI Group, Inc.

+1-702-475-5430

info@phiglobal.com